EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 9, 2010, with respect to the statements of condition including the related portfolios of ETF Allocation Portfolio, Series 5, ETF Diversified Income Portfolio, Series 3 and ETF Diversified Growth Portfolio, Series 3 (included in Van Kampen Unit Trusts, Series 1054) as of December 9, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-170233) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
December 9, 2010